EXHIBIT 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

All capitalized terms used in this exhibit but not defined in this exhibit can be found in Teleglobe International Holdings Ltd’s (“Teleglobe” or the “Company”) registration statement filed with the Securities and Exchange Commission on April 30, 2004 (“Form S-4/A”). This section presents two sets of unaudited pro forma condensed consolidated financial information for the periods indicated. The first set of information reflects Teleglobe International Holdings Ltd’s acquisition of the Acquired Businesses from Consolidated Old Teleglobe, and we refer to this set of information as Teleglobe Pro Forma Consolidated. The second set of information reflects Teleglobe’s acquisition of ITXC Corp. (“ITXC”)and other related transactions pursuant to the merger and we refer to this set of information as Teleglobe Pro Forma for the transactions.

Teleglobe’s Acquisition of the Acquired Businesses from Consolidated Old Teleglobe

Pursuant to the Purchase Agreement between Consolidated Old Teleglobe and TLGB, an affiliate of Cerberus, dated September 18, 2002, we acquired only a portion of the assets and liabilities of Consolidated Old Teleglobe.

The Predecessor’s businesses consisted of the voice, data and mobile roaming businesses, the same lines of businesses as our Company. The Predecessor businesses included:

•	operations in 47 countries around the world through interconnection points and sales offices;

•	Internet Data Centers that consisted of significant facilities used for hosting content and service providers; and

•	minority ownership interest in Intelsat, a satellite provider.

Of the businesses included in the Predecessor Financial Statements, we did not acquire the operations of the Internet Data Centers, any of the material voice, data and mobile roaming operations outside of the U.S., Canada, United Kingdom, Australia, Hong Kong and Spain or any of the minority equity investments in other companies. The Successor Financial Statements include only the assets, liabilities and results of operations of the Acquired Businesses.

The following unaudited pro forma condensed consolidated financial information gives effect to our acquisition of the assets and liabilities that we purchased from Consolidated Old Teleglobe, and have been prepared from the financial statements of the Predecessor and the Successor. This pro forma information is presented for illustrative purposes only and should be read in conjunction with the Successor Financial Statements, the Predecessor Financial Statements, the “Selected Historical Consolidated Financial Information of Teleglobe” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Teleglobe”, each of which are included in Teleglobe’s Form S-4/A.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 was prepared using the audited statement of operations for the seven months ended December 31, 2003 contained in the Successor Financial Statements and the audited statement of operations for the five months ended May 30, 2003 contained in the Predecessor Financial Statements. The unaudited pro forma condensed consolidated statement of operations gives effect to the acquisition of the Acquired Businesses as though such acquisition had occurred on January 1, 2003. For a more complete explanation of certain differences between the Predecessor Financial Statements and the Successor Financial Statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Teleglobe” included in the Company’s Form S-4/A.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma condensed consolidated financial information does not purport to represent what the consolidated results of operations of Teleglobe would actually have been for the periods ended on or before December 31, 2003, if the acquisition of the Acquired Businesses had in fact occurred on January 1, 2003, nor does it purport to project the results of operations of the Successor for any future period.

Unaudited Condensed Consolidated Pro Forma Statement of Operations

For the Year Ended December 31, 2003

	Seven Months Ended December 31, 2003 Successor	Five Months Ended May 30, 2003 Predecessor	Pro Forma Adjustments		Teleglobe Pro Forma Consolidated
	(amounts in thousands, except share and per share amounts)
Total operating revenues	$496,317	$361,368	$(1,247	)(1)	$856,438
Operating expenses
Telecommunication	344,190	251,445	—		595,635
Network, exclusive of amortization and depreciation shown below	62,912	55,096	—		118,008
Selling, general and administrative, exclusive of stock based compensation, professional fees incurred in connection with the carve-out financial statements, bad debt expense and depreciation shown below	57,666	40,948	—		98,614
Stock-based compensation expense	7,475	—	—		7,475
Professional fees incurred in connection with the carve-out financial statements	3,621	—	—		3,621
Bad debt expense	687	3,656	—		4,343
Foreign exchange loss (gain)	4,216	(9,478)	—		(5,262)
Amortization of intangible assets	1,072	—	765	(2)	1,837
Depreciation	10,031	15,037	(8,093	)(2)	16,975

Total operating expenses	491,870	356,704	(7,328)		841,246
Interest expense	1,156	501	1,563	(3)	3,220
Interest income, other income and other expense	(526)	—	—		(526)

Total expenses	492,500	357,205	(5,765)		843,940

Income before reorganization items and income taxes	3,817	4,163	4,518		12,498
Reorganization items, net	—	34,155	(34,155	)(4)	—

Income (loss) before income taxes	3,817	(29,992)	38,673		12,498
Income taxes	3,492	—	—		3,492

Net income (loss)	325	(29,992)	38,673		9,006
Preferred stock dividends	5,542	—	3,958	(5)	9,500

Net (loss) income available/attributable to common stockholders	$(5,217)	$(29,992)	$34,715		$(494)

Net loss available/attributable per common share	(0.19)				(0.02)

Number of common shares used for calculation	28,106,757				28,106,757

Notes to Unaudited Condensed Consolidated Pro Forma Statement of Operations For the Year Ended December 31, 2003

(1)	Reduce the amount of revenue recognized from deferred revenue balances related to IRUs acquired as part of the Acquired Businesses, the carrying value of which was reduced to fair value as a result of the application of purchase accounting.

(2)	Eliminate historical depreciation of $15.037 million and amortization expense of nil of the Predecessor and record the depreciation of $6.944 million and amortization expense of $765,000 of the acquired intangible assets and property and equipment based on the allocation of a portion of the purchase price as set forth in Footnote 3 to the Successor Financial Statements and the rates of depreciation and amortization in Footnotes 2 to the Successor Financial Statements. Each footnote is included in the Company’s Form S-4/A. A final allocation of the purchase price has not yet been finalized due to certain open pre-acquisition contingencies.

(3)	Record the interest expense on the Successor’s $25 million loan from Cerberus borrowed to fund the purchase of the Acquired Businesses at 15% per annum as if the acquisition of the Acquired Businesses had occurred on January 1, 2003. The Successor repaid this loan on June 27, 2003. The balance of the historical interest expense relates primarily to bank fees, and accretion of interest on the unfavorable acquired contract obligation.

(4)	Eliminate items related to Consolidated Old Teleglobe’s bankruptcy reorganization.

(5)	Record preferred stock dividends as if the acquisition of the Acquired Businesses had occurred on January 1, 2003.

Teleglobe’s Acquisition of ITXC Pursuant to the Merger

The following unaudited pro forma condensed consolidated financial information gives effect to:

•	our merger with ITXC under purchase accounting; and

•	the Contribution, the Exchange, the Refinancing and the incurrence of the $100.0 million Cerberus loan,

and have been prepared from the unaudited pro forma condensed consolidated financial information of Teleglobe and from the consolidated financial statements of ITXC. This pro forma information is presented for illustrative purposes only and should be read in conjunction with the unaudited Teleglobe Pro Forma Consolidated information, the Predecessor Financial Statements, the Successor Financial Statements, the “Selected Historical Consolidated Financial Information of Teleglobe” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Teleglobe”, each included in the Company’s Form S-4/A, as well as the audited and unaudited financial statements of ITXC, ITXC’s “Selected Historical Financial Information” and ITXC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each incorporated by reference in the Company’s Form S-4/A. Teleglobe’s form 10-Q filed with the Securities and Exchange Commission on June 14, 2004 and ITXC Corp.’s form 10-Q filed with the Securities and Exchange Commission on May 10, 2004, should also be read in conjunction with the pro forma information.

The following unaudited pro forma condensed consolidated financial information was prepared, in the case of the statement of operations for the year ended December 31, 2003, by combining the unaudited pro forma condensed consolidated statement of operations of Teleglobe giving effect to the acquisition of the Acquired Businesses for the year ended December 31, 2003 with the audited financial statements for ITXC for the year ended December 31, 2003; and, in the case of the statement of operations for the three months ended March 31, 2004, by combing the unaudited consolidated financial statement of operations of Teleglobe for the three months ended March 31, 2004 with the unaudited statement of operations of ITXC for the three months ended March 31, 2004, as if the merger, Contribution, Exchange and Refinancing had occurred on January 1, 2003 and, in the case of the balance sheet, by combining the unaudited consolidated balance sheet of Teleglobe as of March 31, 2004, with the unaudited consolidated balance sheet of ITXC as of March 31, 2004 as if the merger, Contribution, Exchange and Refinancing had occurred on March 31, 2004.

This unaudited pro forma condensed consolidated financial information does not give effect to any synergies that could result from the merger.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma condensed consolidated financial statements do not purport to represent what the consolidated results of operations or financial position of Teleglobe would actually have been if the merger had in fact occurred on January 1, 2003 or March 31, 2004, nor do they purport to project the results of operations or financial position of the Company for any future period or as of any date, respectively.

Under purchase accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, if any, including estimated fees and expenses related to the merger, over the net identifiable tangible and intangible assets acquired is allocated to goodwill on the accompanying unaudited pro forma condensed balance sheet. We are in process of completing a formal valuation of the acquired tangible and intangible assets and liabilities assumed in order to finalize the allocation of the total purchase price to the various assets acquired and the liabilities assumed and to determine the amortization period of definite-lived intangible assets. Certain updates to the purchase price allocation from the pro forma financial information previously disclosed by the Company have been made including the valuation of intangibles and the resulting amortization, deferred stock based compensation amounts, the remaining useful lives of property and equipment and the resulting depreciation expense and the accounting policy alignment related to offsetting.

The columns contained in the following tables entitled “Pro Forma Adjustments” and “ITXC Acquisition Adjustments” reflect the financial information incorporating the ITXC acquisition adjustments. The column contained in the following tables entitled “Refinancing Adjustments” sets forth adjustments to the financial information presented that resulted from the issuance of a $100 million Cerberus loan in replacement of the $95 million of Preferred Shares. The annual interest rate on the senior notes issued pursuant to the Cerberus loan is fixed at 10% payable quarterly in arrears. In addition, Cerberus will be entitled to receive a fee equal to 1% of the principal amount of the loan outstanding payable on the first anniversary of the closing date and 2% of the principal amount of the loan outstanding payable on the second anniversary of the closing date. Amortization of deferred financing costs for the Cerberus loan are estimated to be $100,000 over a period of four years. The proforma financial information was prepared on this basis.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year ended December 31, 2003

	Teleglobe Pro Forma Consolidated	ITXC	Pro Forma Adjustments		Refinancing Adjustments		Teleglobe Pro Forma for the Transactions
	(amounts in thousands, except share and per share amounts)
Total operating revenues	$856,438	$338,426	$(13,545	)(1)	$—		$1,181,319
Operating expenses
Telecommunication	595,635	307,967	(13,545	)(1)	—		879,943
			(10,114	)(2)
Network, exclusive of amortization and depreciation shown below	118,008	9,251	8,679	(2)	—		135,938
Selling, general and administrative, exclusive of stock based compensation, professional fees incurred in connection with the carve-out financial statements, bad debt expense and depreciation shown below	98,614	47,862	(8,477	)(2)	—		137,999
Stock-based compensation expense	7,475	66	77	(3)	—		7,618
Professional fees incurred in connection with the carve- out financial statements	3,621	—	—		—		3,621
Bad debt expense	4,343	—	9,989	(2)	—		14,332
Foreign exchange gain	(5,262)	—	(77	)(2)	—		(5,339)
Asset impairment and restructuring charges	—	625	—		—		625
Amortization and impairment of intangible assets	1,837	2,510	1,436	(4)	—		5,783
Depreciation	16,975	20,914	(5,217	)(5)	—		32,672

Total operating expenses	841,246	389,195	(17,249)		—		1,213,192
Loss associated with investments	—	500	—		—		500
Interest expense	3,220	245	—		10,750	(6)	14,240
					25	(6)
Interest income, other income and other expense	(526)	(1,079)	—		—		(1,605)

Total Expenses	843,940	388,861	(17,249)		10,775		1,226,327

Income (loss) before income taxes	12,498	(50,435)	3,704		(10,775)		(45,008)
Income taxes	3,492	108	—		—		3,600

Net income (loss)	9,006	(50,543)	3,704		(10,775)		(48,608)
Preferred stock dividends	9,500	—	—		(9,500	)(6)	—

Net (loss) income available/attributable to common stockholders	$(494)	$(50,543)	$3,704		$(1,275)		$(48,608)

Net loss available/attributable per common share	$(0.02)	$(1.18)					$(1.25)

Number of common shares used for calculation	28,106,757	43,009,130					38,983,913

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months ended March 31, 2004

	Teleglobe Consolidated	ITXC	Pro Forma Adjustments		Refinancing Adjustments		Teleglobe Pro Forma for the Transactions
	(amounts in thousands, except share and per share amounts)
Total operating revenues	$214,544	$96,348	$(6,079	)(1)	$—		$304,813
Operating expenses
Telecommunication	154,356	87,843	(6,079	)(1)	—		234,090
			(2,030	)(2)
Network, exclusive of amortization and depreciation shown below	23,734	2,377	1,627	(2)	—		27,738
Selling, general and administrative, exclusive of bad debt expense and depreciation shown below	25,622	9,778	36	(2)	—		35,432
Bad debt expense	(1,087)	—	191	(2)	—		(896)
Foreign exchange loss	485	—	176	(2)	—		665
Asset impairment and restructuring charges	893	—	—		—		893
Amortization of intangible assets	1,020	20	967	(4)	—		2,007
Depreciation	4,512	4,259	(703	)(5)	—		8,068

Total operating expenses	209,535	104,277	(5,815)		—		307,997
Interest expense	2,465	—	—		2,687	(6)	5,158
					6	(6)
Interest income, other income and other expense	(84)	(113)	—		—		(197)

Total Expenses	211,916	104,164	(5,815)		2,693		312,958

Income (loss) before income taxes	2,628	(7,816)	(264)		(2,693)		(8,145)
Income taxes	148	69	—		—		217

Net income (loss)	2,480	(7,885)	(264)		(2,693)		(8,362)
Preferred stock dividends	2,375	—	—		(2,375	)(6)	—

Net income (loss) available/attributable to common stockholders	$105	$(7,885)	$(264)		$(318)		$(8,362)

Net loss available/attributable per common share	$—	$(0.18)					$(0.21)

Number of common shares used for calculation	28,106,757	43,410,518					38,983,913

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations, for the Three Months Ended March 31, 2004 and for the Year ended December 31, 2003

(1)	Eliminate intercompany revenues between Teleglobe and ITXC.

(2)	To re-classify certain of ITXC’s expenses to conform to Teleglobe’s grouping of such expenses.

(3)	Amortization of the intrinsic value applicable to the future vesting period for unvested ITXC options at the date of acquisition.

(4)	Reflects the amortization of the value attributed to other intangible assets over their useful lives ranging from 4 to 7 years reduced by ITXC’s amortization expense for the period. Changing the amortization period by one year increases or decreases amortization expenses by approximately $600,000 per year.

(5)	Adjusts estimated lives of ITXC’s property and equipment to reflect the expected use of certain assets by Teleglobe.

(6)	The Teleglobe Preferred Shares were retired as of the transaction date. Concurrently with such retirement, $100 million of senior notes were issued with a maturity period of four years. The interest expense relating to the notes is 10% per annum plus 1% of the outstanding balance at the end of the first year and 2% of the outstanding balance at the end of the second year. The bonus interest expense of 3% will be amortized over the four year period, resulting in an additional $750,000 interest expense per year. An approximate one-time financing fee in the amount of $100,000 will be amortized over a period of four years.

An increase or decrease in amortization of intangibles or depreciation of depreciable assets may occur when a final valuation of assets acquired and liabilities assumed is completed. Accordingly, the approximate amount of $88.5 million which has been preliminarily allocated to goodwill, of which a portion may be reallocated to amortizable intangible or depreciating assets resulting in a depreciation or amortization charge in the statement of operations. For every $1 million increase or decrease, amortization or depreciation expense may increase or decrease by approximately $0.2 million based on lines of assets from 2 to 7 years.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2004

			ITXC Acquisition Adjustments				Refinancing Adjustments
	Teleglobe Consolidated	ITXC	Debits		Credits		Debits		Credits		Teleglobe Pro Forma for the transactions
	(amounts in thousands)
Current assets
Cash and cash equivalents	$28,097	$13,227	$—		$—		$100,000	(3)	$95,000	(3)	$38,307
									100 7,917	(3) (3)
Marketable securities	—	30,792	—		—		—		—		30,792
Accounts receivable, net	161,097	38,580	—		2,200 3,110	(4) (5)	—		—		194,367
Prepaid and other current assets	9,104	5,641	—		—		—		—		14,745
Restricted cash	—	6,307	—		—		—		—		6,307

Total current assets	198,298	94,547	—		5,310		100,000		103,017		284,518

Property and equipment	121,846	25,436	—		886	(2)	—		—		146,396
Deferred financing costs	—	—	—		—		100	(3)	—		100
Prepaid pension assets	19,580	—	—		—		—		—		19,580
Other assets	6,524	260	—		4,337	(2)	—		—		2,447
Intangible assets and goodwill	9,333	8,072	107,810	(2)	—		—		—		125,215

Total assets	$355,581	$128,315	$107,810		$10,533		$100,100		$103,017		$578,256

Current liabilities
Accounts payable and accrued liabilities	$236,655	$48,635	$2,200 3,110	(4) (5)	$—		$7,917	(3)	—		$272,063
Other current liabilities	3,798	886	—		—		—		—		4,684
Current portion of capital lease obligation	—	847	—		—		—		—		847

Total current liabilities	240,453	50,368	5,310		—		7,917		—		277,594

Long-term debt	—	—	—		—		—		100,000	(3)	100,000
Capital lease obligation, less current portion	—	544	—		—		—		—		544
Deferred revenue	9,627	—	—		—		—		—		9,627
Other long-term liabilities	3,138	—	—		500	(2)	—		—		3,638

Total liabilities	253,218	50,912	5,310		500		7,917		100,000		391,403

Redeemable preferred stock	95,000	—	—		—		95,000	(3)	—		—

Stockholders’ equity
Common stock	281	47	47	(1)	109	(2)	—		—		390
Additional paid-in capital	12,194	460,941	460,941	(1)	179,458	(2)	—		—		191,652
Accumulated deficit	(5,112)	(373,629)	—		373,629	(1)	—		—		(5,112)
Deferred compensation cost	—	—	77	(2)	—		—		—		(77)
Treasury stock	—	(9,814)	—		9,814	(1)	—		—		—
Accumulated other comprehensive income	—	(142)	—		142	(1)	—		—		—

Total stockholders’ equity	7,363	77,403	461,065		563,152		—		—		186,853

Total liabilities and stockholders’ equity	$355,581	$128,315	$466,375		$563,652		$102,917		$100,000		$578,256

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet as at March 31, 2004

(1)	Adjustments to reflect the elimination of ITXC’s stockholders’ equity accounts.

(2)	The preliminary cost of purchase is calculated as follows:

(amounts in thousands)
Fair Value of common shares to be issued to ITXC Stockholders (a)	$157,327
Fair Value of options to be issued to ITXC stockholders (b)	19,453
Fair Value of warrants to be issued to ITXC stockholders (b)	2,787
Estimated direct acquisition costs (c)	4,337

$183,904

The total purchase price is preliminarily allocated as follows:
Carrying value of net assets at 03/31/04 excluding property and equipment, goodwill and intangibles (d)	43,895
Intangible assets (d)	27,400
Fair value of property and equipment (d)	24,550
Deferred stock based compensation (b)	77
Leasehold interest (e)	(500)
Goodwill (d)	88,482

$183,904

The following assumptions were used:

(a)	The fair value for purchase accounting purposes of New Teleglobe shares issued to ITXC shareholders is $14.46 per share. This value has been determined using the average closing price of ITXC’s common stock for the 2 days after and 2 days prior to November 4, 2003, the announcement date.

(b)	The fair value of options and warrants was estimated using the Black Scholes valuation methodology. The final valuation is in-process.

(c)	The transaction costs of $4.3 million are an initial estimate of the costs incurred in connection with the acquisition which are primarily legal, audit and other professional fees. Certain costs were recorded in Teleglobe’s other assets as they were incurred.

(d)	A valuation of assets acquired and liabilities assumed has not yet been completed. The carrying value of net assets includes the carrying value of ITXC’s assets and liabilities less intangibles, goodwill and property and equipment.

We have made a preliminary estimate of intangible assets in the amount of $27.4 million, which primarily represents the value of ITXC’s technology. The initial life of the technology is 7 years, however, the final value of the intangible and its life are not yet finalized. Other intangible assets identified have an estimated life of 4 years. We have also made a preliminary estimate of property and equipment of $ 24.6 million. The remaining excess purchase price has been preliminarily allocated to goodwill. A detailed analysis of ITXC’s technology, customer relationships, systems technology, property and equipment and other potential intangibles may have a material impact on the final valuation of intangible assets in the final purchase price allocation.

(e)	The amount reflects the fair value adjustment of the leasehold interest of the property lease in New Jersey.

(3)	Reflects the retirement of $95.0 million of Teleglobe Preferred Shares and the payment of the related accrued dividends as of March 31, 2004 of $7.9 million. Concurrent to the retirement, senior notes in the amount of $100 million were issued. An approximate one-time financing fee in the amount of $100,000 will be amortized over a period of four years.

(4)	Reflects the elimination of intercompany balances between Teleglobe and ITXC.

(5)	Reduces ITXC’s accounts receivable and accounts payable to reflect Teleglobe’s accounting policy of offsetting legally enforceable accounts receivable and accounts payable outstanding from/to the same party.